EXHIBIT 99.2

Edible Garden Announces Closing of $14.7 Million Initial Public Offering

BELVIDERE, NJ, May 9, 2022 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a controlled environment agriculture (“CEA”) farming company that uses traditional agricultural growing techniques together with technology to grow fresh, organic food, announced today the closing of its previously announced initial public offering of 2,930,000 shares of its common stock and accompanying warrants to purchase up to 2,930,000 shares of common stock. Each share of common stock was sold together with one warrant to purchase one share of common stock with an exercise price of $5.00 per share at a combined offering price of $5.00, for gross proceeds of approximately $14.7 million, before deducting underwriting discounts and offering expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 439,500 shares of common stock and/or warrants to purchase up to an additional 439,500 shares of common stock to cover over-allotments at the initial public offering price, less the underwriting discount, of which Maxim Group LLC has exercised its option to purchase additional warrants to purchase 439,500 shares of common stock.

The shares of common stock and warrants began trading on The Nasdaq Capital Market on May 5, 2022, under the symbols “EDBL” and “EDBLW,” respectively.

Maxim Group LLC acted as the lead book-running manager and Joseph Gunnar & Co. acted as the joint book-running manager in connection with the offering.

A registration statement on Form S-1, as amended (File No. 333-260655) was filed with the Securities and Exchange Commission (“SEC”), which became effective on May 4, 2022. A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Edible Garden AG Incorporated

Edible Garden is a controlled environment agriculture (“CEA”) farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com